UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2019

Hines Global REIT, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

The Summit Agreement of Sale and Purchase

On December 9, 2019, Hines Global REIT Properties, LP (the "Operating Partnership"), a subsidiary of Hines Global REIT, Inc. ("Hines Global"), entered into an agreement of sale and purchase (the "Summit Contract") with KRE Summit Owner, LLC (the "Summit Purchaser"), pursuant to which the Operating Partnership will sell to the Summit Purchaser all of its interests in its wholly-owned subsidiaries that own The Summit. The Summit is a portfolio of two Class A office towers, known as Summit I and Summit II, and a development site which has a Class A office tower currently under construction, located in Bellevue, Washington. The tower under construction will be known as Summit III. The Summit Purchaser is not affiliated with Hines Global or its affiliates.

The contract sales price for The Summit is expected to be approximately $756.0 million, exclusive of transaction costs and closing prorations. The Operating Partnership is obligated, pursuant to a lease with the tenant at Summit III to continue the development of Summit III after the closing of the sale of The Summit to the Summit Purchaser.  Hines Interests Limited Partnership (“Hines”), the sponsor of Hines Global, is the development manager for the project.  Pursuant to the Summit Contract, in addition to other closing prorations, the Summit Purchaser will receive a credit against the contract sales price for budgeted amounts that have not yet been paid to complete the project.  In addition, $7.0 million will be withheld from the sales proceeds delivered to the Operating Partnership at closing and placed in an escrow account in order to pay for costs incurred in excess of the project budget and costs associated with delivery of the project after the target delivery date.  The Operating Partnership may be entitled to receive all or a portion of the amount withheld to cover cost overruns and delay costs if there are amounts remaining in the escrow account on the date the project is substantially complete and subject to certain conditions set forth in the Summit Contract. The Summit Purchaser funded an earnest money deposit of $40.0 million. The Summit Purchaser may be entitled to a return of its earnest money deposit if the Summit Contract is terminated under certain conditions set forth in the Summit Contract. Hines Global expects the closing of this sale to occur in December 2019, subject to a number of customary closing conditions. There is no guarantee that this sale will be consummated on the terms described herein or at all.

Riverside Center Agreement of Sale and Purchase

On December 9, 2019, Hines Global REIT Riverside Center, LLC, a subsidiary of Hines Global REIT, Inc., entered into an agreement of sale and purchase with ARE-MA Region No. 76, LLC (the "Riverside Purchaser"), to sell Riverside Center. Riverside Center is an office complex comprised of three separate four-story buildings, located in Newton, Massachusetts, a suburb of Boston. The Riverside Purchaser is not affiliated with Hines Global or its affiliates.

The contract sales price for Riverside Center is expected to be approximately $235.0 million, exclusive of transaction costs and closing prorations. The Riverside Purchaser funded an earnest money deposit of $10.0 million. Hines Global expects the closing of this sale to occur in the first quarter of 2020, subject to a number of customary closing conditions. There is no guarantee that this sale will be consummated on the terms described herein or at all.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential sale of the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that the closing conditions might not be satisfied, the risk associated with the possibility that the Summit Purchaser and/or Riverside Purchaser may determine not to close on the acquisition, the risk that the development project will be delayed and/or overbudget, and other risks described in the “Risk Factors” section of Hines Global’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by Hines Global’s other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

December 13, 2019	By:	/s/ A. Gordon Findlay
Name: A. Gordon Findlay
Title: Chief Accounting Officer and Treasurer